[letterhead]
Exhibit 10.5
July 15, 2009
Via E-mail
[Director or Affiliate Name]

Re:           Bridge Financing Letter Agreement

Dear [Name]:

Reference is made to the OccuLogix, Inc., dba TearLab Corporation (the “Company”) bridge note financing (the “Financing”) pursuant to the Securities Purchase Agreement, 12% Convertible Notes (the “Notes”), Warrant, and Security Agreement.  Capitalized terms used herein but not otherwise defined have the meanings defined in the Note.

As you know, after August 31, 2009, the Notes to be issued in the Financing will become convertible into shares of Common Stock of the Company at an Initial Conversion Price that represents a 20% discount to the volume weighted average price of the Common Stock for the ten Trading Days before August 31, 2009; except that the Initial Conversion Price will not be below $0.25 per share and will not exceed $2.40 per share.  The conversion is subject to certain restrictions, including a provision that the Company will convert only that part of the Notes, on a pro rata basis, which will result in the issuance by the Company of no more than 19.9% of the voting stock of the Company (measured prior to the Financing).

Under Nasdaq Listing Rule 5635(c), any sales of discounted stock to employees, officers or directors constitute “equity compensation,” and therefore require stockholder consent prior to issuance.  This is true even though the sale is part of a larger financing, and not aimed at compensating the director.  Because the Notes convert at a discount, Nasdaq will not allow the Company to issue the Notes to employees, officers or directors unless they agree to defer conversion of their Notes until stockholder approval is obtained.

In order to comply with the Nasdaq Listing Rules, the Company is asking you to agree to defer any right to convert your Note into shares of Common Stock unless and until the stockholders have approved the conversion of your Note. The Company agrees to seek stockholder approval for the conversion of all principal and interest of Notes issued pursuant to the Financing at its next annual stockholder meeting.

If you agree with the foregoing, please sign below and return a copy of this letter to the Company at your earliest convenience.  This letter agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

Sincerely,

OCCULOGIX, INC.

_________________________________
William Dumencu, Chief Financial Officer

*           *           *
AGREED AND ACKNOWLEDGED:

By signing below, I agree and acknowledge that if the Financing is consummated on terms set forth in the Financing Documents, I will not convert my Note into shares of Common Stock unless and until the stockholders of the Company have approved such conversion in accordance with Nasdaq rules.

________________________________
[Director or Affiliate Name]
Date:____________________________